Exhibit 10.3

ATLAS AIR WORLDWIDE HOLDINGS, INC.

2006 ANNUAL INCENTIVE PLAN

FOR SENIOR EXECUTIVES

1. Purpose.

     The purpose of the Plan, which shall be known as the Atlas Air Worldwide Holdings, Inc. 2006 Annual Incentive Plan for Senior Executives, is to (a) provide incentives and rewards to certain management employees of Atlas Air Worldwide Holdings, Inc. (“AAWW”) by allowing them to earn awards based upon the financial performance of AAWW and upon their individual achievement of established personal goals; (b) assist AAWW in attracting, retaining, and motivating employees of high ability and experience; and (c) promote the long term interests of AAWW and its shareholders. The Plan is intended to provide performance based awards which are exempt from the limitations on tax deductibility imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), and to allow performance based awards under AAWW’s Long Term Incentive and Share Award Plan which are similarly exempt.

     The Plan shall be effective as of January 1, 2006, and shall be applicable for all future fiscal years of AAWW unless amended or terminated by the Committee pursuant to Section 11. Notwithstanding the foregoing, the Plan’s material terms (as defined Section 162(m)) shall be subject to re-approval by the stockholders of AAWW no later than the first meeting of stockholders to take place in 2011, if such approval is required by Section 162(m) at the time, and if such terms have not been earlier modified and submitted for stockholder approval.

2.	Definitions.

	2.1.	Award shall mean any payments made under the Plan.

	2.2.	Base Salary shall mean gross wages reported on an Eligible Employee’s federal W-2 Form, less all of the following: profit sharing payments made under any AAWW profit sharing program, bonus, per diem, compensation paid prior to becoming an employee of AAWW, expense reimbursements, life insurance imputed income, travel benefits, relocation reimbursement, housing allowances and other payments not ordinarily considered as part of an employee’s basic salary.

	2.3.	Board shall mean the Board of Directors of AAWW.

	2.4.	Beneficiary shall mean a Participant’s beneficiary pursuant to Section 10.

	2.5.	Committee shall mean the Compensation Committee of the Board.

	2.6.	Eligible Employee means the Chief Executive Officer, President, Executive Vice Presidents and Senior Vice Presidents of AAWW.

	2.7.	LTIP means AAWW’s Long Term Incentive and Share Award Plan.

	2.8.	Objectives shall mean the personal performance objectives particular to each Participant.

	2.9.	Participant shall mean any Eligible Employee during such Eligible Employee’s period of participation in the Plan.

	2.10.	Performance Measure shall mean the performance measure selected by the Committee for a Plan Year.

	2.11.	Plan shall mean this AAWW Worldwide Holdings, Inc. 2006 Annual Incentive Plan for Senior Executives, as it may be amended from time to time.

	2.12.	Plan Year shall mean the calendar year.

3.	Administration

	3.1.	The Plan shall be administered by the Committee.

(a) The Committee shall have full power and authority in its sole discretion to construe and interpret the Plan, establish and amend administrative regulations to further the purpose of the Plan, determine the extent to which Awards have been earned by virtue of satisfying the criteria described in Section 5, determine whether to reduce the Award otherwise payable as a result of meeting the established Performance Measure, determine whether to pay a portion of the Award in AAWW stock and take any other action necessary to administer the Plan. All decisions, actions or interpretations of the Committee shall be final, conclusive, and binding upon all Participants.

(b) If any Participant or Beneficiary objects to any such interpretation or action, formally or informally, the expenses of the Board, the Committee, AAWW and their agents and counsel in responding to such objection shall be chargeable against any amounts otherwise payable under the Plan to such Participant or Beneficiary if such objection is ultimately unsuccessful.

4.	Participation.

     All Eligible Employees shall be eligible to participate in the Plan if they are employed as Eligible Employees as of the first day of the Plan Year. An individual who becomes an Eligible Employee during a Plan Year will participate immediately, but only with respect to Base Salary earned on and after the date he or she first becomes an Eligible Employee except to the extent the Committee determines in its sole discretion to allow exceptions, such as the consideration of Base Salary on an annualized basis.

5.	Performance Measures.

	5.1.	Performance Measures. The performance measures upon which the payment or vesting of an Award to a Participant that is intended to qualify as performance- based compensation for Code Section 162(m) purposes shall be limited to the following Performance Measures:

		(a)	Net earnings, net income or profits (before or after taxes);

		(b)	Earnings per share (basic or diluted);

		(c)	Net sales or revenue growth;

		(d)	Net operating profit;

		(e)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

		(f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

		(g)	Earnings before or after taxes, interest, depreciation, amortization and/or rent;

		(h)	Gross or operating margins;

		(i)	Productivity ratios;

		(j)	Share price (including, but not limited to, growth measures and total shareholder return);

		(k)	Expense targets;

		(l)	Margins;

		(m)	Operating efficiency;

		(n)	Market share;

		(o)	Working capital targets; and

		(p)	Cost reduction targets.

     Any Performance Measure(s) may be used to measure the performance of AAWW or any of its business units, subsidiaries or affiliates separately or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate.

6.	Awards under this Plan

	6.1.	Maximum Bonus Award. A maximum annual bonus Award is hereby established at one-hundred sixty percent (160%) of Base Salary for the Chief Executive Officer and one-hundred percent (100%) of Base Salary for each other Participant.

	6.2.	Reductions in Bonus Award. The Committee shall have the discretion to reduce (but not to increase) the bonus Award otherwise payable based on such factors it chooses, including, without limitation, the Eligible Employee’s individual performance.

	6.3.	Effect of Corporate Exigencies. Notwithstanding anything in this Plan to the contrary, in any Plan Year for which the Board determines in good faith that exigent circumstances exist which could have a material adverse impact on AAWW if Awards were paid, the Board shall have the authority, in its absolute and sole discretion, to determine that (i) no Awards will be paid for that Plan Year, (ii) Awards for that Plan Year will be reduced, (iii) payment of Awards for that Plan Year will be deferred for possible payment at a future date, to the extent permissible under Internal Revenue Code Section 409A, or (iv) other adjustments will be made to the awards otherwise payable for that Plan Year.

	6.4.	Effect of Corporate Transactions. In the event of a corporate transaction, such as a divestiture, sale of assets or acquisition, which could have a material effect on AAWW, the Committee shall have the discretion to make equitable adjustments in the financial goals established under the Performance Measure.

7.	Payment of Awards under this Plan.

	7.1.	General. A Participant may receive an Award in each Plan Year in accordance with Section 5 and will be entitled to receive such Award if the Participant was still employed by AAWW as of the last day of the Plan Year for which the Award is paid, except as described in Section 7.4. A Participant will receive an Award in the manner and at the times set forth in Sections 7.2, 7.3 and 7.4.

	7.2.	Time of Payment. Any amount payable for an Award for a Plan Year shall be paid by AAWW within two weeks following the completion of the year-end audit for the applicable Plan Year.

	7.3.	Form of Payment. All amounts payable for an Award shall be paid in cash or AAWW stock, but AAWW stock may be used, if at all, only for the portion of the Award that exceeds fifty percent (50%) of Base Salary.

7.4.	Termination of Employment.

	(a)	If a Participant terminates employment because of death, disability or retirement after attaining age 62 with five years of continuous AAWW employment, such Participant will remain eligible to participate in the Plan for that Plan Year, but considering only Base Salary earned prior to the termination.

	(b)	If a Participant terminates employment during the Plan Year for reasons other than those described in Section 7.4(a), such Participant will not be eligible to receive any portion of the Award.

	(c)	A Participant’s voluntary termination of employment after the completion of the Plan Year, but before Awards are paid out, will preclude the Participant from receiving that Award. A termination of employment during such time period by action of AAWW taken without cause, or for of any of the reasons described in Section 7.4(a), will not affect the right of the Participant to receive payment of an Award.

8. Grants under Long Term Incentive and Share Award Plan

     The Committee may select Performance Measures and determine that vesting or payment of grants made under the LTIP shall be subject to the satisfaction of financial goals established n connection with such Performance Measure. No Eligible Employee may receive a grant under the LTIP in any one year which exceeds 50,000 shares of AAWW’s common stock, or exceeds 100,000 stock options, where such grant is subject to Performance Measures and thus intended to constitute performance based compensation under Section 162(m).

9. Change in Control.

     In the event of a change in control of AAWW during a Plan Year, Awards shall become payable as if the date of the change in control was the last day of a Plan Year, with the financial goal adjusted accordingly. (For example, if the change in control occurred on September 1, the financial goals would generally be 2/3 of the amount previously determined.) For this purpose, “change in control” shall mean any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934) (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 50% of the combined voting power of AAWW’s then outstanding securities eligible to vote for the election of the Board; provided, however, that the event described above shall not be deemed to be a change in control by virtue of any of the following acquisitions: (i) by any employee benefit plan sponsored or maintained by AAWW of any subsidiary, or (ii) by any underwriter temporarily holding securities pursuant to an offering of such securities.

10.	Beneficiary Designation.

	10.1.	Designation and Change of Designation. Each Participant shall file with AAWW a written designation of one or more persons as the Beneficiary who shall be entitled to receive the Award, if any, payable under the Plan upon the Participant’s death. A Participant may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with AAWW. The last such designation received by AAWW shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by AAWW prior to the Participant’s death, and in no event shall it be effective as of any date prior to such receipt.

	10.2.	Absence of Valid Designation. If no such Beneficiary designation is in effect at the time of a Participant’s death, or if no designated Beneficiary survives the Participant, or if such designation conflicts with law, the Participant’s estate shall be deemed to have been designated as the Participant’s Beneficiary and shall receive the payment of the amount, if any, payable under the Plan upon his death. If AAWW is in doubt as to the right of any person to receive such amount, AAWW may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or AAWW may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan and AAWW therefor.

11.	General Provisions.

	11.1.	A Participant may not assign an Award without the Committee’s prior written consent. Any attempted assignment without such consent shall be null and void. For purposes of this paragraph, any designation of, or payment to, a Beneficiary shall not be deemed an assignment.

	11.2.	The Plan is intended to constitute an unfunded incentive compensation arrangement. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. A Participant’s right to receive an Award shall be no greater than the right of an unsecured general creditor of AAWW. All Awards shall be paid from the general funds of AAWW, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such Awards. The Plan is not intended to be a plan of deferred compensation as described in Section 409A of the Internal Revenue Code of 1986, as amended.

	11.3.	Nothing contained in the Plan shall give any Eligible Employee the right to continue in the employment of AAWW, or limit the right of AAWW to discharge an Eligible Employee.

	11.4.	The Plan shall be construed and governed in accordance with the laws of the State of New York.

	11.5.	There shall not vest in any Participant or Beneficiary any right, title, or interest in and to any specific assets of AAWW.

	11.6.	There shall be deducted from all amounts paid under the Plan all federal, state, local and other taxes required by law to be withheld with respect to such payments.

12.	Amendment. Suspension or Termination.

The Committee reserves the right to amend, suspend, or terminate the Plan at any time.

13.	Effective Date.

This Plan shall be effective with the Plan Year beginning January 1, 2006, subject to approval by AAWW’s shareholders.